Exhibit 5.1
Mayer Brown LLP
350 South Grand Avenue
25th Floor
Los Angeles, California 90071-1503

Main Tel (213) 229-9500
Main Fax (213) 625-0248
www.mayerbrown.com
May 13, 2009
Here Media Inc.
10990 Wilshire Boulevard,
Penthouse
Los Angeles, California 90024
Ladies and Gentlemen:
We have acted as counsel to Here Media Inc., a Delaware corporation (“Here Media”), in connection with the contribution to Here Media of interests in Here Networks LLC, a Texas limited liability company (“Here Networks”), and shares of Regent Entertainment Media Inc., a Delaware corporation (“Regent Entertainment Media”), and the merger of HMI Merger Sub, Inc., a Delaware corporation (“Merger Sub”), with and into PlanetOut Inc., a Delaware corporation (“PlanetOut”), with PlanetOut being the surviving corporation (the “Proposed Business Combination”), pursuant to the terms of the Agreement and Plan of Merger, dated as of January 8, 2008, as amended by the First Amendment thereto dated as of April 27, 2009, each entered into by and among PlanetOut, Here Media, Merger Sub and the HMI Owners and HMI Entities referred to therein (the “Merger Agreement”). We have also participated in the preparation of Here Media’s registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”), concerning the registration of 20,878,770 shares common stock, $0.001 par value per share (the “Common Stock”), and 4,175,754 shares special stock, $0.001 par value per share (the “Special Stock”), of Here Media for the purpose of the issuance of such shares by Here Media as contemplated by the Merger Agreement.
The Merger Agreement provides that, prior to and in preparation for the Proposed Business Combination, the certificate of incorporation of Here Media shall be amended to conform to the form of amended and restated certificate of incorporation attached as an exhibit to the Merger Agreement, authorizing, among other things, the issuance by Here Media of Special Stock having the designation, preference and rights described in the Registration Statement.
As counsel to Here Media, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Merger Agreement, Here Media’s certificate of incorporation, Here Media’s by-laws, the resolutions of the board of directors of Here Media and such records, certificates and other documents, and have considered such questions of law as we have deemed necessary or appropriate for the purpose of this opinion. As to certain facts material to our opinion, we have relied, to the extent we deem such reliance proper, upon certificates of public officials and officers of Here Media. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.
Mayer Brown LLP operates in combination with our associated English limited liability partnership and Hong Kong partnership (and its associated entities in Asia).

Mayer Brown llp
Here Media Inc.
May 13, 2009

Based upon and subject to the foregoing assumptions, conditions and limitations set forth herein, we are of the opinion that the Common Stock and Special Stock of Here Media will, when issued in accordance with the Merger Agreement, be legally issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement.
Sincerely,
/s/ Mayer Brown LLP
Mayer Brown LLP